Exhibit 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-78673) of Greka Energy Corporation of our report, which contained an explanatory paragraph regarding Saba Petroleum Company's ability to continue as a going concern, dated April 15, 1998 relating to the financial statements of Saba Petroleum Company, which appears in the Greka Energy Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers

Los Angeles, California
February 9, 2000